Exhibit 99.2

USDA-APHIS Determines that Yield10 Bioscience’s Stacked Herbicide Tolerant Camelina May Be Planted and Bred in the United States
-Herbicide Technology Critical to Enabling Large-Acreage Adoption of Camelina in North America
WOBURN, Mass. – November 15, 2023 – Yield10 Bioscience, Inc. (Nasdaq:YTEN) (“Yield10” or the “Company”), an agricultural bioscience company, today announced that the U.S. Department of Agriculture Animal & Plant Health Inspection Service’s (“USDA-APHIS’s”) Biotechnology Regulatory Services (“BRS”) has determined that Yield10’s stacked herbicide tolerant (“HT”) Camelina sativa ("Camelina”) may be grown and bred in the United States. In April 2023, Yield10 submitted Request for Confirmation of Regulatory Status packages to the BRS under the Sustainable, Ecological, Consistent, Uniform, Responsible, Efficient (“SECURE”) Rule, for stacked HT Camelina varieties. The response from USDA-APHIS means that the agency does not consider the modified Camelina varieties to be an increased plant pest risk as compared to unmodified Camelina] and are therefore not subject to regulation under 7 CFR part 340 regulations. Yield10’s submissions along with the USDA-APHIS BRS responses are posted on the USDA’s website.
Yield10 is developing stacked HT Camelina varieties with tolerance to the application of glufosinate, a Group 10 herbicide used to control broadleaf weeds, as well as tolerance to soil residues of Group 2 herbicides, specifically including tolerance to both imidazolinones (“IMIs”) and sulfonylureas (“SUs”). Group 2 herbicides are commonly used to manage weeds in cereal and pulse crop rotations and can persist in the soil for months following use. Yield10 is executing a program to develop and commercialize spring and winter Camelina varieties with stacked herbicide tolerance traits to achieve large-acreage adoption of the crop in North America.
“The regulatory clearance of our stacked HT Camelina represents another significant commercial milestone achieved by the Yield10 team, underscoring our commitment to establishing both technical and commercial leadership positions in Camelina,” said Kristi Snell, Ph.D., Chief Scientific Officer of Yield10 Bioscience. “Earlier this year, we conducted our first field tests of stacked HT Camelina and reported positive results. Going forward, we expect to generate additional field data as well as build seed inventory to support the commercial launch of our stacked HT Camelina varieties.”
“Our team has done outstanding work advancing the development and commercialization of HT and stacked HT Camelina,” said Oliver Peoples, Ph.D., Chief Executive Officer of Yield10 Bioscience. “We expect these varieties to form the centerpiece of our portfolio of elite Camelina varieties that our team will be able to offer to growers and will be critical to enabling the cultivation of Camelina on large acreage in North America. Our commercial strategy is to advance our leadership position in Camelina by innovating to bring forward new value-added traits to the Camelina crop that provide meaningful improvements in yield, agronomic, and economic performance to the grower.”
About the SECURE Rule
The SECURE Rule was published on May 18, 2020 and represented the first comprehensive revision of APHIS’ biotechnology regulations since 1987. The revisions enable APHIS to regulate organisms developed using genetic engineering for plant pest risk with greater precision and reduced regulatory burden for developers of organisms that are unlikely to pose plant pest risks. Once a specific plant developed through genetic engineering is found not to require regulation, new varieties of the plant containing the same genetic modification would similarly not be regulated. Camelina plants containing herbicide tolerance traits are subject to labeling under EPA regulations.
About Yield10 Bioscience
Yield10 Bioscience, Inc. ("Yield10" or the "Company") is an agricultural bioscience company that is leveraging advanced genetics to develop the oilseed Camelina sativa ("Camelina") as a platform crop for large-scale production of sustainable seed products. These seed products include feedstock oils for renewable diesel and sustainable aviation biofuels; omega-3 (EPA and DHA+EPA) oils for pharmaceutical, nutraceutical and aquafeed applications; and, in the future, PHA bioplastics for use as biodegradable bioplastics. Our commercial plan is based on establishing a grain contracting business leveraging our proprietary elite Camelina seed varieties, focusing on the growing demand for low-carbon intensity feedstock oil for biofuels and omega-3 oils for nutritional applications. Yield10 is headquartered in Woburn, MA and has a Canadian subsidiary, Yield10 Oilseeds Inc., located in Saskatoon, Canada.
For more information about the company, please visit www.yield10bio.com, or follow the Company on X (formerly Twitter), Facebook and LinkedIn.
(YTEN-G)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, those relating to the Company’s plans for the continued development and commercial launch of herbicide tolerant Camelina; whether deployment of a robust herbicide tolerance package in Camelina will be attractive to growers, allow for large-acreage cultivation of Camelina and drive commercial adoption of the crop; and whether the Company’s work in Camelina will improve the performance and economic value of the crop, including its potential to allow for sustainable production of feedstock oils, omega-3 oils and PHA bioplastics, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR

Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR